Exhibit 99.1

Press Release

For further information:
Investor Relations &
Media:	Corporate Communications:
Kerry Beth Daly	Amy Hedison
Fleishman-Hillard	EXACT Sciences
P: (617) 267-8223	P: (508) 683-1252
E: dalyk@fleishman.com	E: ahedison@exactsciences.com

NOVEL SAMPLE PREPARATION TECHNOLOGY ENHANCES

DNA RECOVERY FOR STOOL DNA ANALYSIS

MARLBOROUGH, Mass. — (October 21, 2004) — EXACT Sciences Corporation (NASDAQ: EXAS) announced today that research data on a novel DNA purification method demonstrated an average 5.4-fold increase in the quantity of human DNA that can be retrieved, or captured, from fecal samples compared to the Company’s older, bead-based capture technology. The data were published in the Journal of Molecular Diagnostics 2004:6, 386-395.

DNA from 86 cancer and 100 non-cancer subjects was purified from stool with a novel method of DNA recovery that is based on sequence-specific capture with acrylamide-gel immobilized capture probes, known as Effipure™. The results reported today compared the Effipure method of DNA capture to the magnetic-bead capture process incorporated in the version of PreGen-Plus™ used in the Company’s multi-center study. The Effipure sample preparation technology is incorporated into the commercial version of the PreGen-Plus assay.

The increase in DNA captured using Effipure corresponded with an increase in assay sensitivity in the published data of 17 percentage points, for a sensitivity of 70%, and a specificity of 95%. The increase in assay sensitivity resulted from the detection of 14 additional cancer samples when the DNA was captured with Effipure, as compared to the number of cancers detected with the magnetic bead capture process.  While this preliminary data suggest that incorporation of Effipure should result in an increase in sensitivity of the PreGen-Plus assay, further validation is necessary.

“The challenge in developing a stool-based assay for colorectal cancer detection has always been in increasing the yield of human DNA purified from a stool sample,” said Anthony Shuber, EXACT Sciences’ Chief Technology Officer. “Once we met the initial challenge of recovering sufficient human DNA to be able to analyze that DNA for mutations, I knew that we could continue to evolve the technology. In addition to the development of the Effipure methodology, we are currently working on a next-generation sample preparation technology. We believe this next-generation technology may have the potential not only to increase DNA yield in stool beyond what we are seeing today, but may also allow us to expand our ability to detect rare events, such as mutations, in other bodily fluids such as plasma serum.”

About EXACT Sciences Corporation

EXACT Sciences Corporation is a leader in rapidly applying genomics knowledge to develop effective, patient-friendly screening methods to detect cancer early, to assist physicians in saving patients’ lives. Its first commercial test, PreGen-Plus™, is used for screening colorectal cancer in the average-risk population. Colorectal cancer, which is the most deadly cancer among non-smokers, is curable if detected early. Despite the availability of colorectal cancer screening and diagnostic tests for more than 20 years, the rate of early detection of colorectal cancer remains low, and deaths from colorectal cancer remain high. EXACT Sciences believes its genomics-based technologies will enable early detection of colorectal cancer so that more people can be effectively treated. Founded in 1995, EXACT Sciences is based in Marlborough, Massachusetts. Detailed information on EXACT Sciences and PreGen-Plus can be found on the World Wide Web at www.exactsciences.com and www.pregenplus.com.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, expectations for clinical studies concerning the Company’s technologies, the development of new technologies to enhance the sensitivity of its products in the detection of cancer, and the effectiveness and market acceptance of its technologies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, its ability to license certain technologies or obtain raw materials for its technologies; the ability to increase the performance of the PreGen-Plus test; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent SEC filings.

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